Exhibit 23.3

Advocates and Solicitors

Gan Ming Chiek | LL.B (Hons) Malaya

Tan Eng Keat | LL.B (Hons) MMU

Yim Zhi Ming | LL.B (Hons) Malaya

Yeow Jie Han | B.Comm & LL.B University of New South Wales, CLP

Sieh Lih Chuan | LL.B (Hons) University of Manchester

Date: 15 June 2022

STARBOX GROUP HOLDINGS LTD

P.O Box 712, Grand Cayman,

KY1-9006, Cayman Islands.

Dear Sirs,

LETTER OF CONSENT

1.	We, Messrs. Gan, Lee & Tan, hereby consent to the references to our firm under the mentions of “Malaysian counsel and/or GLT Law” in connection with the registration statement of Starbox Group Holdings Ltd. (the “Company”) on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

2.	Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

3.	In giving such consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Thank you.

Yours faithfully,

for and on behalf of

GAN, LEE & TAN

/s/ GAN MING CHIEK

GAN MING CHIEK

Partner

Email: gmc@gltlaw.my

D-67-2, Block D, Jalan Prof. Ungku Aziz, Jaya One, 46200 Petaling Jaya, Selangor, Malaysia.
+603 7621 4447	+603 7621 4448	enquiry@gltlaw.my	www.gltlaw.my